Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
PacWest Bancorp

We consent to the incorporation by reference in this Registration Statement of PacWest Bancorp of our report dated March 18, 2013, relating to the consolidated financial statements of First California Financial Group, Inc. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which appears in the Annual Report on Form 10-K of First California Financial Group, Inc. and which is incorporated by reference in this Registration Statement on Form S-4. We also consent to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ MOSS ADAMS LLP

Portland, Oregon
September 12, 2013